Exhibit 99.1

Intercontinental Exchange Reports Record First Quarter 2015 Results
- $3.06 Adjusted Diluted EPS from Continuing Operations, +26% y/y
- $850 Million Consolidated Revenues, less Transaction-based Expenses, +7% y/y
- 15% Increase in Quarterly Cash Dividend Payment to $0.75 Per Share in 2Q15

ATLANTA, May 5, 2015 - Intercontinental Exchange (NYSE: ICE), the leading global network of exchanges and clearing houses, today reported financial results for the first quarter of 2015. For the quarter ended March 31, 2015, consolidated net income attributable to ICE was $315 million on $850 million consolidated revenues less transaction-based expenses. On a GAAP basis, diluted earnings per share (EPS) in the first quarter were $2.80.

ICE’s operating results include amortization of acquisition-related intangibles and acquisition and integration related expenses that are not reflective of ICE’s cash operations or core business performance. Excluding these items, net of tax, first quarter 2015 adjusted net income from continuing operations was $344 million and adjusted diluted EPS from continuing operations were $3.06, an increase of 26% over the prior first quarter.  Please refer to the reconciliation of non-GAAP financial measures included in this press release for more information on adjusted net income from continuing operations and adjusted diluted EPS from continuing operations.

“We delivered another record quarter by growing revenues and reducing our expense base, while serving our customers’ needs amid a dynamic time,” said ICE Chairman and CEO Jeffrey C. Sprecher.  “We grew revenues across each major business line, including data services and listings where we posted record revenues, as well as in cash equities and commodities markets.  And again this quarter, NYSE led in total capital raised globally.  We continue to innovate across all of our businesses to deliver growth and solid returns for our shareholders.”

Scott Hill, ICE CFO, said: “We maintained strong expense discipline in the quarter and remain on track to achieve our expense synergy goals as well as double digit earnings growth in 2015.  In addition, our strong cash generation and balance sheet enabled us to return $269 million of capital to shareholders through dividends and share repurchases.  And we expanded our share buyback authorization to $600 million and announced a 15% increase in our dividend starting in the second quarter.  Our continued growth and strong cash generation enables us to pursue our strategic objectives, serve our customers and create value for our shareholders.”

First Quarter 2015 Results

First quarter 2015 consolidated revenues, less transaction-based expenses, increased 7% to $850 million compared to the same period in 2014.  Included in this amount are transaction and clearing revenues, less transaction-based expenses, of $506 million.

Consolidated data services revenues for the first quarter of 2015 were a record $187 million, up 19% year-over-year and listings revenues were a record $101 million, up 12% compared to the prior first quarter. Consolidated other revenues were $56 million.

Consolidated operating expenses were $388 million for the first quarter of 2015, including $19 million in NYSE integration costs. Consolidated operating income for the first quarter was $462 million and operating margin was 54%.  The effective tax rate for the first quarter was 27%.

Consolidated cash flows from operations were $465 million in the first three months of 2015. Operational capital expenditures were $30 million and capitalized software development costs totaled $21 million.

ICE had unrestricted cash of $752 million and $3.2 billion in outstanding debt, excluding $1.0 billion reserved for the repayment of the June 2015 Eurobonds as of March 31, 2015.

Financial Guidance

ICE expects second quarter 2015 adjusted operating expenses in the range of $335 million to $340 million.

ICE’s diluted share count for the second quarter 2015 is expected to be in the range of 111 million to 113 million weighted average shares outstanding, including share repurchases through April 2015.

Earnings Conference Call Information

ICE will hold a conference call today, May 5, at 8:30 a.m. ET to review its first quarter 2015 financial results. A live audio webcast of the earnings call will be available on the company’s website at www.theice.com in the investor relations section. Participants may also listen via telephone by dialing 888-317-6003 from the United States, 866-284-3684 from Canada or 412-317-6061 from outside of the United States and Canada. Telephone participants are required to provide the participant entry number 1436450 and are recommended to call 10 minutes prior to the start of the call. The call will be archived on the company’s website for replay.

Historical futures, options and cash ADV, rate per contract, open interest data and CDS cleared information can be found at:
http://ir.theice.com/investors-and-media/supplemental-volume-info/default.aspx

Consolidated Statements of Income
(In millions, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Transaction and clearing fees, net	$812	$764
Data services fees	187	157
Listing fees	101	90
Other revenues	56	52
Total revenues	1,156	1,063
Transaction-based expenses:
Section 31 fees	92	74
Cash liquidity payments, routing and clearing	214	192
Total revenues, less transaction-based expenses	850	797
Operating expenses:
Compensation and benefits	151	154
Technology and communication	51	47
Professional services	33	54
Rent and occupancy	16	20
Acquisition-related transaction and integration costs	19	25
Selling, general and administrative	29	26
Depreciation and amortization	89	80
Total operating expenses	388	406
Operating income	462	391
Other income (expense):
Interest expense	(23)	(27)
Other income (expense), net	2	(2)
Other expense, net	(21)	(29)
Income from continuing operations before income tax expense	441	362
Income tax expense	118	101
Income from continuing operations	323	261
Income from discontinued operations, net of tax	—	13
Net income	$323	$274
Net income attributable to non-controlling interest	(8)	(13)
Net income attributable to Intercontinental Exchange, Inc.	$315	$261

Basic earnings per share attributable to Intercontinental Exchange, Inc. common shareholders:
Continuing operations	$2.81	$2.16
Discontinued operations	—	0.12
Basic earnings per share	$2.81	$2.28
Diluted earnings per share attributable to Intercontinental Exchange, Inc. common shareholders:
Continuing operations	$2.80	$2.15
Discontinued operations	—	0.12
Diluted earnings per share	$2.80	$2.27
Weighted average common shares outstanding:
Basic	112	115
Diluted	112	116
Dividend per share	$0.65	0.65

Consolidated Balance Sheets
(In millions)
(Unaudited)

	March 31, 2015	December 31, 2014
Assets:
Current assets:
Cash and cash equivalents	$752	$652
Short-term investments	1,073	1,200
Short-term restricted cash and investments	298	329
Customer accounts receivable, net	608	471
Margin deposits and guaranty funds	45,600	47,458
Prepaid expenses and other current assets	155	135
Total current assets	48,486	50,245
Property and equipment, net	879	874
Other non-current assets:
Goodwill	8,504	8,535
Other intangible assets, net	7,724	7,780
Long-term restricted cash and investments	295	297
Long-term investments	309	379
Other non-current assets	231	169
Total other non-current assets	17,063	17,160
Total assets	$66,428	$68,279

Liabilities and Equity:
Current liabilities:
Accounts payable and accrued liabilities	$392	$337
Section 31 fees payable	92	137
Accrued salaries and benefits	112	205
Deferred revenue	367	69
Short-term debt	1,946	2,042
Margin deposits and guaranty funds	45,600	47,458
Other current liabilities	289	291
Total current liabilities	48,798	50,539
Non-current liabilities:
Non-current deferred tax liability, net	1,913	1,938
Long-term debt	2,247	2,247
Accrued employee benefits	502	516
Other non-current liabilities	474	482
Total non-current liabilities	5,136	5,183
Total liabilities	53,934	55,722
Redeemable non-controlling interest	169	165

Equity:
ICE shareholders’ equity:
Preferred Stock	—	—
Common Stock	1	1
Treasury stock, at cost	(975)	(743)
Additional paid-in capital	9,983	9,938
Retained earnings	3,441	3,210
Accumulated other comprehensive loss	(153)	(46)
Total ICE shareholders’ equity	12,297	12,360
Non-controlling interest in consolidated subsidiaries	28	32
Total equity	12,325	12,392
Total liabilities and equity	$66,428	$68,279

Non-GAAP Financial Measures and Reconciliation

We use non-GAAP measures internally to evaluate our performance and in making financial and operational decisions. When viewed in conjunction with our U.S. generally accepted accounting principles, or GAAP, results and the accompanying reconciliation, we believe that our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. We strongly recommend that investors review the U.S. GAAP financial measures included in this press release and in our Quarterly Report on Form 10-Q, including our consolidated financial statements and the notes thereto.

Adjusted income from continuing operations for the periods presented below are calculated by adding income from continuing operations, the adjustments described below, which are not reflective of our cash operations and core business performance, and the related income tax effect. The following table reconciles income from continuing operations to adjusted net income from continuing operations and calculates adjusted earnings per share from continuing operations for the period presented below (in millions except per share amounts):

Three Months Ended March 31, 2015
Income from continuing operations	$323
Add: NYSE integration costs	19
Add: Amortization of acquisition-related intangibles	33
Less: Income tax effect for the items above	(19)
Less: Deferred tax adjustment on acquisition related intangibles	(4)
Less: Net income from continuing operations attributable to non-controlling interest	(8)
Adjusted net income from continuing operations:	$344

Earnings per share from continuing operations:

Basic	$2.81
Diluted	$2.80

Adjusted earnings per share from continuing operations:

Adjusted basic	$3.07
Adjusted diluted	$3.06

Weighted average common shares outstanding:
Basic	112
Diluted	112

About Intercontinental Exchange
Intercontinental Exchange (NYSE: ICE) operates the leading network of regulated exchanges and clearing houses. ICE’s futures exchanges and clearing houses serve global commodity and financial markets, providing risk management and capital efficiency. The New York Stock Exchange is the world leader in capital raising and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding ICE’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in Intercontinental Exchange, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on February 5, 2015.  We caution you not to place undo reliance on these forward looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all factors that may affect our business and prospects. Further, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SOURCE: Intercontinental Exchange

ICE-CORP

Media Contact:

Brookly McLaughlin, Senior Director Communications
+1 312 836 6728
brookly.mclaughlin@theice.com

Investor Contact:

Kelly Loeffler, SVP Investor Relations & Corp. Communications
+1 770 857 4726
kelly.loeffler@theice.com

Isabel Janci, Senior Director, Investor Relations
+1 770 857 0363
isabel.janci@theice.com